SELIGMAN NEW TECHNOLOGIES FUND I

                                                                  Symbol: XSTFX


                                         Fund Fact Sheet as of December 31, 2002

Fund Objective

The Fund seeks long-term capital appreciation by exploring opportunities and investing in companies that will bring us tomorrow's technologies, including private companies typically not available to the general public.

Inception Date: July 27, 1999

Per-Share Net Asset Value as of 12/31/02: $4.83

Average Annual Returns*


                                Without                  With
                              Sales Charge            Sales Charge

1 Year                        (60.12)%                (61.30)%
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3 Year                        (46.29)                 (46.83)
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Since Inception               (33.31)                 (33.90)
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Market Overview

For the public Technology market, the outlook is clearer than it has been, but still not bright. With IT spending now becoming a larger and larger part of capital expenditure for large corporations, we believe it will be difficult for IT spending to rebound until the economic recovery becomes more tangible to the corporate bottom line. Looking out over the next 12 months, we expect Fortune 1000 companies' IT budgets to range from flat to up five percent. We believe the bulk of those modest budgets will be spent in the second half of 2003, when we hope the economy will have more fully recovered and the uncertainty surrounding the Middle East resolved. We expect spending to focus mainly on large, established vendors who can offer broad product lines and volume pricing.

This extremely difficult market has proven even more challenging for private companies. With the IPO market for technology at a virtual standstill, many private companies have been unable to raise equity capital. As a result, enterprise customers have become justifiably concerned about the financial viability of many private companies. We do not believe IPOs will normalize until fundamentals stabilize and begin to improve across the broad technology industry. Although our conversations with vendors, customers, and analysts offer some reasons for optimism regarding the second half of 2003, we must avoid putting too much store in that optimism. We will continue to back only those private companies that we believe will be fully funded even without significant industry recovery. And we are counseling all of our private companies to protect their cash reserves with a discipline approaching fanaticism.

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*     For the periods ended 12/31/02. Past performance is no guarantee of future results. Return figures assume the reinvestment of all dividends and distributions. Returns are calculated without and with the effect of the initial 3% maximum sales charge. The rate of return will vary and the principal value of an investment will fluctuate. Shares, if redeemed, may be worth more or less than their original cost. In addition, an investment in the Fund involves investment risks, including the possible loss of principal.

Seligman New Technologies Fund I is closed to new investment. Seligman New Technologies Fund I currently has no assets available for new venture capital investments. The Fund is a closed-end fund and shareholders are not able to redeem their shares on a daily basis. For more information about the limited liquidity available, please see the offering prospectus. This material is not an offer, or a solicitation of an offer, to purchase any securities or other financial instruments, and may not be so construed.


The Fund invests primarily in the stock of technology companies, including private companies typically not available to the general public. This venture capital investing is highly speculative. Additionally, technology stocks may be subject to increased government regulation and offer limited liquidity. Investments concentrated in one economic sector, such as technology, may be subject to greater price fluctuations than a portfolio of diversified investments. The stocks of smaller companies may be subject to above-average market price fluctuations. Please consult the Fund's prospectus for more information about risk.


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Composition of Net Assets

 [THE FOLLOWING TABLE WAS REPRESENTED BY A PIE CHART IN THE PRINTED MATERIAL.]

Short-Term Holdings/Other Assets Less
Liabilities                                      8.5%

Public Companies                                24.4%

Venture Capital                                 67.1%


Top Public Sectors

                                                           Percent of Net Assets

Software                                                          11.0%

Computers and Peripherals                                          2.8

Commercial Services and Supplies                                   2.5

Media                                                              2.2

Communications Equipment                                           1.6


Venture Capital Sectors

                                                           Percent of Net Assets

Digital Enabling Technologies                                     10.8%

Internet Business-to-Consumer                                      7.7

Wireless                                                           4.0

Enterprise Business Infrastructure                                 2.7

Broadband and Fiber Optics                                         1.4

Other                                                             40.5


Top Public Holdings

Represents 11.1% of net assets

Symantec
Software

Synopsys
Software

Microsoft
Software

Lexmark International
Computers and Peripherals

SunGard Data Systems
IT Consulting and Services

CSG Systems International
Commercial Services and Supplies

Dell Computer
Computers and Peripherals

Concord EFS
Commercial Services and Supplies

Hewlett-Packard
Computers and Peripherals

Clear Channel Communications
Media

Top Venture Capital Holdings

Represents 59.2% of net assets

GMP Companies
Other

Gateway Learning
Internet Business-to-Consumer

LifeMasters Supported SelfCare
Digital Enabling Technologies

iBiquity Digital
Wireless

Edison Venture Fund IV
Other

Access Data
Digital Enabling Technologies

The Petroleum Place
Enterprise Business Infrastructure

Homegain.com
Internet Business-to-Consumer

Geographic Network Affiliates International
Broadband and Fiber Optics

Walden VC II
Other


      The Fund is actively managed and its holdings are subject to change.

The views and opinions expressed are those of J. & W. Seligman & Co. Incorporated, are provided for general information only, and do not constitute specific tax, legal, or investment advice to, or recommendations for, any person. There can be no guarantee as to the accuracy of market forecasts. Opinions, estimates, and forecasts may be changed without notice.

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EQNTF8 12/02                              Distributed by Seligman Advisors, Inc.